Exhibit 99.1

ADMA Biologics Announces First Quarter 2023 Financial Results and Provides Business Update

1Q2023 Total Revenues of $57 Million, a 96% Y-o-Y Increase

1Q2023 Net Loss of $6.8 Million, a 73% Y-o-Y Improvement

Achieved Milestone First-Time Positive Adjusted EBITDA (1), Totaling $2.5 Million, Earlier Than Forecasted

FY2023 Total Revenue Now Expected to Exceed $220 Million, Increased from $210 Million

Adjusted EBITDA Growth Expected Over the Remainder of 2023

Conference Call Scheduled for Today at 4:30 p.m. ET

RAMSEY, N.J. and BOCA RATON, Fla., May 10, 2023 -- ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing, and developing specialty plasma-derived biologics, today announced its first quarter 2023 financial results and provided a business update.

“ADMA generated first-time Adjusted EBITDA profitability, totaling $2.5 million, during the first quarter of 2023. In addition to continued gross profit growth and realization of operating efficiencies, this breakthrough achievement was propelled by an impressive 96% year-over-year increase in total revenues, which reached $57 million in the quarter,” said Adam Grossman, President and Chief Executive Officer of ADMA. “Based on these results, we have increased our 2023 total revenue guidance, now expected to exceed $220 million, and we anticipate continuing to grow EBITDA from the newly established baseline throughout the remainder of 2023.”

Mr. Grossman continued, “With the recent reduction in interest expense resulting from the Hayfin credit amendment announced last week, as well as overall increased operating efficiencies, we believe an opportunity to accelerate net income profitability earlier than previously anticipated is now likely. Lastly, during the first quarter, we made progress in advancing new growth initiatives that could allow ADMA to potentially exceed 2024 and 2025 financial targets, setting the foundation for a highly profitable growth cycle over the near and longer term. We look forward to building on the momentum of early 2023 to drive further success.”

(1) Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, please see the reconciliation included in the financial tables.

2023 Milestones & Objectives:

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Accelerated Adjusted EBITDA Profitability. Driven by 96% year-over-year revenue growth, which reached $57 million during the first quarter, and the resulting operating efficiencies, ADMA achieved   first-time Adjusted EBITDA profitability, totaling $2.5 million and ahead of the forecasted timeline. The Company anticipates maintaining this momentum throughout the remainder of 2023 by focusing on increasing gross profits, managing expenses, and building on the newly established Adjusted EBITDA baseline.

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Lowered Cost of Capital. The Company's financial position has been strengthened by its recent credit amendment with Hayfin Capital Management (“Hayfin”), which reduced its interest rate and increased prepayment flexibility. The amendment includes several favorable changes that are expected to benefit the Company and its stockholders. In addition to the 1% reduction in the nominal interest rate, the amendment allows for a newly structured 50% waiver of the prepayment fee upon an acquisition of the Company, among other scenarios further detailed in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 2, 2023. These changes are expected to provide the Company with greater financial flexibility and support as it explores value-creating opportunities for its stockholders.

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Advanced Growth Initiatives. During the first quarter, the Company made progress advancing its recently identified growth opportunities.  These initiatives may provide an opportunity to accelerate net income profitability earlier than previously provided without requiring significant additional resources.

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Expanded ASCENIV Production Scale: ADMA successfully commenced manufacturing of ASCENIV at the 4,400 Liter production scale for the first time in corporate history. We expect that this expansion will meaningfully improve the product’s margin profile and increase plant production capacity as fewer batches will be needed to support revenue goals. We believe these benefits could be realized as early as the second half of 2023.

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Yield Enhancement Opportunities: The Company progressed development scale and laboratory analyses to advance its initiative aiming to capture additional Immunoglobulin production yields, which could significantly increase both peak revenues as well as margin potential, if successful.

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Label Expansion: The post-marketing clinical studies have progressed as planned, and if successful, may provide for label expansion opportunities for both BIVIGAM and ASCENIV to include pediatric-aged primary humoral immunodeficiency (PI) patients as well as additional publications supporting product safety.

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Legacy Lower Margin BIVIGAM Inventory Depleted. As previously communicated, an appreciable portion of the BIVIGAM product revenues during the first quarter of 2023 were attributable to the lower margin, legacy product. The accelerated monetization of the product was enabled by record product demand and channel pull-through.  As a result, ADMA anticipates material BIVIGAM gross margin expansion over the coming quarters.

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On-Track BioCenters Expansion. The Company’s BioCenters segment now has eight U.S. Food and Drug Administration (FDA)-licensed collection centers with two additional centers operational and collecting plasma pending FDA licensure. The Company remains on track to have all ten BioCenters FDA-licensed by year-end 2023 and, in the same period, forecasts raw material plasma supply self-sufficiency. ADMA anticipates its strong plasma supply position will support its upwardly revised production and revenue forecasts.

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Product Mix Continues to Favorably Evolve. ASCENIV’s prescriber and patient base continued to expand during the first quarter of 2023, which drove record utilization and pull-through for the product. ADMA currently expects the product’s rapid growth will continue throughout 2023 and beyond.

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Ongoing Strategic Review. ADMA continues to evaluate a variety of strategic alternatives through its ongoing engagement with Morgan Stanley. The exploration of value-creating opportunities remains a top corporate priority for ADMA.

2023 & Long-Term Financial Guidance:

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2023 Financial Guidance: ADMA now anticipates full year 2023 total revenues to exceed $220 million. From the newly established $2.5 million Adjusted EBITDA base, ADMA anticipates continued growth in Adjusted EBITDA profitability over the course of 2023.  While the guidance framework considers several macroeconomic uncertainties, should ADMA’s current demand trends and margin dynamics sustain, accelerated net income profitability timelines may be achievable.

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2024-2025 Financial Guidance:  The Company anticipates generating approximately $250 million or more in topline revenue in 2024, and approximately $300 million or more thereafter. At these revenue levels, ADMA forecasts achieving corporate gross margins in the range of 40-50% and net income margins in the range of 20-30%. These assumptions translate to potential annual gross profit and net income in the range of $100-150 million and $50-100 million, respectively, during the 2024-2025 time period and beyond.

First Quarter 2023 Financial Results:

Total revenues for the three months ended March 31, 2023 were $56.9 million, as compared to $29.1 million during the three months ended March 31, 2022, an increase of $27.8 million, or approximately 96%. The increase is due to increased sales of our immunoglobulin products, primarily ASCENIV and BIVIGAM, as we continue to experience increased physician, payer and patient acceptance and utilization of ASCENIV and expand our customer base for BIVIGAM. We also benefitted from an increase in sales of normal source plasma through ADMA BioCenters of $4.0 million as we fulfilled our long-term plasma commitment for 2023 with our third-party customer.

Gross profit for the first quarter of 2023 was $16.5 million, translating to a 29.0% gross margin, as compared to $3.7 million, or a 12.6% gross margin, for the same period of a year ago. This gross profit improvement of approximately $13.0 million was primarily driven by the revenue increases and the reduction in other manufacturing costs related to an extended, otherwise-routine plant shutdown in the first quarter of 2022.  Additionally, during the first quarter of 2023, ADMA sold a significant amount of the remaining 2,200-liter scale, lower margin BIVIGAM product. Moving forward, production throughput and sales recognition is anticipated to be substantially confined to the higher margin 4,400-liter BIVIGAM product, along with ASCENIV.

Consolidated net loss for the quarter ended March 31, 2023 was $6.8 million, as compared to $25.0 million for the first quarter of 2022.  The $18.2 million decrease in net loss was mainly due to the narrowed operating loss of $14.0 million and the loss on extinguishment of debt of $6.7 million we recorded in the first quarter of 2022 in connection with the refinancing of our senior credit facility, partially offset by the increase in interest expense.

Adjusted EBITDA increased by $14.2 million for the three months ended March 31, 2023 to $2.5 million, as compared to an Adjusted EBITDA loss of $11.7 million the same period of a year ago. The improvement is driven primarily by increased sales and gross profit and, to a lesser extent, lower total operating expenses in 2023.

At March 31, 2023, ADMA had working capital of $227.4 million, primarily consisting of $164.0 million of inventory, cash and cash equivalents of $69.2 million and $26.5 million of accounts receivable, partially offset by current liabilities of $36.7 million.

Conference Call Information
To attend the conference call on May 10, 2023 at 4:30 PM ET, participants may register for the call here to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that you join 10 minutes prior to the event starting (although you may register and dial in at any time during the call). A live audio webcast of the call will be available under “Events & Webcasts” in the investor section of the Company’s website, https://ir.admabiologics.com/events-webcasts. An archived webcast will be available on the Company’s website approximately two hours after the event.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the FDA in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and adolescents (12 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes, such as bacteria and viruses and prevent against infection and disease. ASCENIV is protected by U.S. Patents: 9,107,906, 9,714,283 and 9,815,886. Certain data and other information about ASCENIV™ or ADMA Biologics and its products can be found on the Company’s website at www.admabiologics.com.

About BIVIGAM®

BIVIGAM (immune globulin intravenous, human – 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). BIVIGAM was approved by the FDA in May 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), including, but not limited to the following group of genetic disorders: X-linked and congenital agammaglobulinemia, common variable immunodeficiency, Wiskott-Aldrich syndrome, and severe combined immunodeficiency. BIVIGAM contains a broad range of antibodies similar to those found in normal human plasma. These antibodies are directed against bacteria and viruses and help to protect PI patients against serious infections. BIVIGAM is a purified, sterile, ready-to-use preparation of concentrated human Immunoglobulin antibodies. Certain data and other information about BIVIGAM® or ADMA Biologics and its products can be found on the Company’s website at www.admabiologics.com.

About ADMA BioCenters

ADMA BioCenters operates FDA-licensed facilities specializing in the collection of human plasma used to make special medications for the treatment and prevention of diseases. Managed by a team of experts who have decades of experience in the specialized field of plasma collection, ADMA BioCenters provides a safe, professional, and pleasant donation environment. ADMA BioCenters strictly follows FDA regulations and guidance and enforces cGMP (current good manufacturing practices) in all of its facilities. For more information about ADMA BioCenters, please visit www.admabiocenters.com.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 and European Patent No. 3375789, among others, related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes EBITDA and Adjusted EBITDA are useful to investors in evaluating the Company’s financial performance. The Company uses EBITDA and Adjusted EBITDA as key performance measures because we believe that they facilitate operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as, in the case of Adjusted EBITDA, stock-based compensation or certain non-recurring items. The Company believes that investors should have access to the same set of tools used by our management and board of directors to assess our operating performance. EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income/loss or any other performance measures derived in accordance with U.S. GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to these non-GAAP measures for applicable periods.

Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc., and its subsidiaries (collectively, “our”, “ADMA” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain such words as “anticipates,” “believes,” “could,” “can,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” “would,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements about ADMA’s future results of operations, financial condition and pro forma results, as well as certain underlying assumptions in connection therewith; expected benefits from the recent Hayfin credit agreement amendment; the success of BIVIGAM® and ASCENIV™ in future periods, including certain yield enhancement and label expansion opportunities for such products; the higher production scale of ASCENIV and the timing for realizing related benefits; future growth opportunities; the timeline associated with net income profitability; the ability to obtain FDA approval of our ninth and tenth plasma collection centers and the associated timing in connection therewith; and the ability to achieve source plasma self-sufficiency and the associated timing in connection therewith, as well as benefits thereof. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:
Skyler Bloom
Senior Director, Business Development and Corporate Strategy | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:
Jason Finkelstein, MBA
Managing Director, Argot Partners | 212-600-1902 | jason@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2023	2022

REVENUES	$56,913,534	$29,103,093
Cost of product revenue	40,400,544	25,441,046
Gross profit	16,512,990	3,662,047

OPERATING EXPENSES:
Research and development	855,351	624,111
Plasma center operating expenses	1,780,463	3,974,589
Amortization of intangible assets	178,838	178,838
Selling, general and administrative	14,511,656	13,699,575
Total operating expenses	17,326,308	18,477,113

LOSS FROM OPERATIONS	(813,318)	(14,815,066)

OTHER INCOME (EXPENSE):
Interest income	166,971	33,068
Interest expense	(6,115,484)	(3,389,038)
Loss on extinguishment of debt	-	(6,669,941)
Other expense	(26,984)	(166,880)
Other expense, net	(5,975,497)	(10,192,791)

NET LOSS	$(6,788,815)	$(25,007,857)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.03)	$(0.13)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	221,921,750	195,871,932

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
	2023	2022
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$69,204,163	$86,521,542
Accounts receivable, net	26,518,495	15,505,048
Inventories	163,984,873	163,280,047
Prepaid expenses and other current assets	4,378,681	5,095,146
Total current assets	264,086,212	270,401,783
Property and equipment, net	57,370,783	58,261,481
Intangible assets, net	834,577	1,013,415
Goodwill	3,529,509	3,529,509
Right to use assets	10,247,700	10,485,447
Deposits and other assets	4,718,761	4,770,246
TOTAL ASSETS	$340,787,542	$348,461,881

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,956,486	$13,229,390
Accrued expenses and other current liabilities	22,672,464	24,989,349
Current portion of deferred revenue	142,834	142,834
Current portion of lease obligations	956,045	905,369
Total current liabilities	36,727,829	39,266,942
Senior notes payable, net of discount	144,300,930	142,833,063
Deferred revenue, net of current portion	1,797,323	1,833,031
End of term fee	1,500,000	1,500,000
Lease obligations, net of current portion	10,468,109	10,704,176
Other non-current liabilities	338,731	350,454
TOTAL LIABILITIES	195,132,922	196,487,666

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-

Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized, 222,262,588 and 221,816,930 shares issued and outstanding	22,226	22,182
Additional paid-in capital	630,437,880	629,968,704
Accumulated deficit	(484,805,486)	(478,016,671)
TOTAL STOCKHOLDERS' EQUITY	145,654,620	151,974,215
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$340,787,542	$348,461,881

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

	Three Months Ended March 31,
	2023	2022

Net loss	$(6,788,815)	$(25,007,857)
Depreciation	1,854,127	1,411,378
Amortization	178,838	178,839
Interest expense	6,115,484	3,389,038
EBITDA	1,359,634	(20,028,602)
Stock-based compensation	1,110,166	1,641,388
Loss on extinguishment of debt	-	6,669,941
Adjusted EBITDA	$2,469,800	$(11,717,273)